                                                                    EXHIBIT 10.2


                           RESIGNATION AND ACCEPTANCE

                                  July 5, 2000

         Steven P. Nowick ("Executive") hereby resigns effective July 5, 2000 from GTECH Holdings Corporation, GTECH Corporation and all direct and indirect affiliates and subsidiaries (the "Company") in all capacities. This is a resignation for Good Reason under Section 9(c) of the Employment Agreement, dated as of January 15, 1999, between Executive and the Company (the "Employment Agreement") ("Resignation"). Capitalized terms used but not defined herein shall have the meaning set forth in the Employment Agreement.

         As a condition of this resignation, the Company has promised the following to Executive:

         (a) To waive the notice requirements set forth in Section 8(c) of the Employment Agreement.

         (b)      Company agrees to pay Executive $1,750,000 payable as follows:
                  $750,000 concurrent with the Company's acceptance of this Resignation; $500,000 per year for two years payable monthly. Payments of these amounts represent three (3) years base salary and $250,000 in consideration of Executive's waiver of notice rights related to Resignation. The payments referenced herein are in addition to any other benefits provided under the Employment Agreement in the event of a resignation for Good Reason and will continue notwithstanding the death of the Executive. Executive acknowledges that the payments set forth are made in partial consideration of Executives continued compliance with Section 10 in the Employment Agreement and Section (h) herein.

         (c) For a period of six years following this Resignation, the Company, at the Company's sole cost and expense and without any contribution by Executive, shall continue to provide the medical, dental and optical coverage to the level of that currently provided to Executive and his wife and family as of the date of this resignation, regardless of whether the policies currently in place remain in force and effect. This coverage shall continue for the Executive's wife and family notwithstanding Executive's death or new employment.

         (d) The Company shall cause title to the automobile currently utilized by Executive to be transferred to Executive, free and clear of any lease, encumbrance or other interest.

         (e) Concurrent with the Company's acceptance of this Resignation, the Company shall pay to Executive all accrued but unused vacation pay, the balance in Executive's Perquisites Plan account, the balance in Executive's income deferral plan account, the value of Executive's supplemental retirement plan account, the balance in or the value of all other qualified and nonqualified compensation or retirement plans and programs and any unreimbursed travel and entertainment expenses incurred by Executive.

         (f) The Company shall provide Executive with a highly favorable written recommendation of Executive, reasonably acceptable to Executive. This will be provided in a timely manner.

         (g) The Company agrees that the press release to be issued July 6, substantially similar to the attached press release.

         (h) For two years after the date of this Resignation, Executive shall not engage or propose to engage, directly or indirectly (which includes owning, managing, operating, controlling, being employed by, acting as a consultant to, giving financial assistance to, participating in or being connected in any material way with any business or person so engaged) in the Lottery and Gaming Business as defined below. As used herein, the "Lottery and Gaming Business" shall mean the provision of products or services of every nature relating to the operation of all manner of lotteries, games of chance and pari-mutual wagering however and wherever conducted. Executive shall not be deemed to have violated this Section 7(a) merely by virtue of employment by a non-competitive division or subsidiary of a business entity or consolidated group that includes one or more divisions or subsidiaries that does in fact compete with a business carried on by Company, nor shall he be precluded from involvement in any internet business as long as the business is not the Lottery and Gaming Business. Executive's ownership as a passive investor of less than one percent of the issued and outstanding stock or equity, or $100,000 principal amount of any debt securities, of any corporation, partnership or other entity engaged in the Lottery and Gaming Business shall not by itself by deemed to constitute engagement by Executive.

         Further, for a period of two years after the date of Resignation, Executive shall not (i) disturb or interfere with any business relationship between the Company and any of its employees, dealers, customers, suppliers or other business associates, or (ii) solicit or cause to be solicited any officer, employee, customer or shareholder of the Company to terminate such person's relationship with the Company.

         The foregoing supercedes Section 11 of the Employment Agreement.

         (i) In the event of any default by the Company of any payment due hereunder, all amounts due to Executive hereunder shall accelerate and become immediately due and payable. The Company's obligations hereunder shall remain regardless of whether or not Executive secures other employment. This document supercedes anything to the contrary contained to the Employment Agreement. Parties agree to the payment of attorney's fees to the prevailing party in the event an action is brought to enforce this agreement or the Employment Agreement.

         (j) The Company agrees to execute any other documents necessary to effectuate the terms of this resignation.

         (k) Executive's outstanding options, whether or not they have vested as of the date of Resignation, shall accelerate and become vested in full and shall remain exercisable for a period of one year after the date of Resignation. All other plans and programs which have provided in Executive's favor benefits that are subject to vesting or forfeiture shall likewise be considered to have become fully vested and non-forfeitable on the date of this Resignation.

                                                   /s/ Steven P. Nowick
                                                   --------------------



                                                   ACCEPTANCE

         The Company hereby accepts the resignation of Executive according to the above terms.

                                                   GTECH HOLDINGS CORPORATION


                                                   /s/ David J. Calabro
                                                   --------------------

                        FORM OF PRESS RELEASE OMITTED